Exhibit 10.5

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated effective October 1, 2024 (the “Effective Date”) is by and between BALLENGEE HOLDINGS, LLC, a Texas limited liability company (“Service Provider”), and VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company whose address (“Service Recipient”). Grantor and Grantee may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties are affiliates of entities that recently consummated the transactions contemplated by that certain Membership Interest Purchase Agreement dated March 21, 2024, by and between Jorgan Development, LLC and JBAH Holdings, LLC, as Sellers, and Vivakor, Inc., as Purchaser, as amended (the “MIPA”);

WHEREAS, in order to better facilitate the transactions contemplated by the MIPA and ensure a smooth transition of certain operations, the Parties have agreed to execute and enter into this Agreement;

NOW THEREFORE, in consideration of the mutual covenants, terms and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Services. During the Term of this Agreement, subject to the conditions set forth herein, Service Provider shall provide accounting, audit, compliance, crude oil marketing, invoicing support, inventory accounting, contract management, and consulting-related services to Service Recipient reasonably requested by Service Recipient in connection with Service Recipient’s crude oil marketing business and other historical midstream oil & gas business units (the “Services”), which have been indirectly acquired from Service Provider by Service Recipient pursuant to the Transaction. The Services shall be performed in a commercially reasonable manner, in accordance with its respective past practices and standards for the provision of such Services, by employees of Service Provider or its affiliates.

2. Term and Termination. This Agreement shall be in force and effect until the provision of thirty (30) days advance written notice of termination by one Party hereunder to the other Party (the “Term”).

3. Cost of Services and Reimbursement.

(a)	Service Recipient shall reimburse Service Provider for all direct and/or allocated costs and expenses incurred by such Service Provider in connection with the provision of the Services;

(b)	Service Recipient shall reimburse the Service Provider for all direct and/or allocated costs and expenses incurred by such Service Provider in connection with the provision of the Services, in each case, including:

(i)	the portion of the salaries, wages, bonuses or commissions (including payroll and withholding taxes associated therewith) of employees of the Service Provider allocated in good faith by Service Provider in proportion to the amount of such employee’s working time devoted to the provision of Services to such Party and on the basis of the reasonable allocation methodologies of Service Provider as in effect from time to time;

(ii)	the portion of any costs of employee benefits relating to employees of the Service Provider, including 401(k), pension, bonuses and health insurance benefits, allocated in good faith by Service Provider in proportion to the amount of such employee’s working time devoted to the provision of Services to Service Recipient, as applicable, and on the basis of the reasonable allocation methodologies of Service Provider as in effect from time to time;

(iii)	any expenses incurred or payments made by the Service Provider for shared facilities and services, including lease payments for corporate offices and insurance coverage with respect to the business of the Parties;

(iv)	all sales, use, employment, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the Services; and

(v)	the costs and expenses incurred to obtain and maintain contracts, licenses, properties, goods and other assets of the Company or any Service Recipient that is used for the performance of Services on behalf of such Party.

(c)	Service Provider shall invoice Service Recipient for the above-identified costs and expenses on a monthly basis. Undisputed amounts shall be due and payable on a net thirty (30) day basis from receipt of such invoice.

4. Books and Records. Service Provider shall keep and maintain books and records relating to the Services and reasonable supporting documentation of all charges and expenses incurred in connection with the operation of Energy’s crude oil marketing business (collectively, the “Books and Records”). Service Provider will maintain and retain Books and Records in accordance with its respective past practices and standards for the provision of such Services. The Books and Records shall be made available upon request during the Term of this Agreement and for a period of one (1) calendar year thereafter.

5. Limitations on Liability; Authority. In the absence of gross negligence or willful misconduct, neither Party shall be liable to the other Party for any losses, damages or adverse consequences of any nature whatsoever arising out of such Party’s performance or failure to perform the services contemplated under this Agreement. In no event shall either Party be liable to the other Party for indirect, special, consequential, including without limitation business interruption, or incidental damages, including without limitation loss of profits or damage to or loss or use of any crude oil. Employees of Service Provider or its affiliates shall have no authority to bind Service Recipient, or any of their affiliates, to any obligation in performance of the Services.

6. Confidentiality. Each Party shall keep confidential all Confidential Information that the other Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Such Party shall use such Confidential Information only as necessary to perform this Agreement, and shall not disclose to third parties, duplicate or use in any other manner any part of such Confidential Information without the prior written consent of the other Party, except to the extent that either Party can show that such information: (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective agents or representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective agents or representatives, from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Party or any of their respective Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, including in connection with litigation, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party will use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurances that confidential treatment will be accorded such Confidential Information. For purposes of this Agreement, “Confidential Information” means all information, financials, credit information, scheduling information, customer lists, prices, instructions, procedures, standards, contract rates, specifications, volumes, and identities of third parties which one Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement.

7. Common Interest. Service Provider and Service Recipient acknowledge that they are acting and working together in a common interest to facilitate the transactions contemplated by the MIPA. Accordingly, Service Provider and Service Recipient acknowledge that certain information may be exchanged that constitutes privileged and confidential attorney-client communications and/or privileged and confidential attorney-client work product. Service Provider and Service Recipient acknowledge and agree that all such communications by and between Service Provider and Service Recipient, on the one hand, and their attorneys, on the other, with relation to Service Recipient’s going concern crude oil marketing business, constitute confidential communications for the purpose of the rendition of professional legal services to either Service Provider and/or Service Recipient, are intended not to be disclosed to third parties, are protected by attorney-client or attorney-work product privilege, and are deemed by the Parties to be Confidential Information hereunder.

8. Miscellaneous.

(a)	Notices. Any notice, invoice or other communication required or desired to be given to either Party hereunder shall be in writing and sent by United States mail, postage prepaid, or sent by facsimile transmission, addressed as follows, except that either Party may change its address by giving written notice to the other party:

Vivakor Administration, LLC: Attn: Pat Knapp 5220 Spring Valley Rd., Ste. 500 Dallas, TX 75254 email pknapp@vivakor.com	Ballengee Holdings, LLC Attn: James Ballengee 5220 Spring Valley Rd., Ste. 415 Dallas, TX 75254 email jballengee@ballengeeholdings.com

(b)	Relationship. In the performance of this Agreement, neither Party shall be under the other Party’s direction or control as to the persons engaged by that Party to assist in said performance, or as to the means and methods employed by such Party in accomplishing said performance. All employees, agents or other representatives engaged by one Party in connection with the performance of this Agreement will be of that Party’s own selection, for that Party’s own account and own expense. The terms of the employee relationships of each party, including hours, wages and/or salaries shall be under that Party’s exclusive control and direction at all times. It is further understood and agreed that the Parties for all purposes shall be considered independent contractors and fully and exclusively liable for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ.

(c)	Assignment. Neither Party may assign this assign, mortgage or encumber this Agreement or sublet or delegate its rights in and to this Agreement. Any assignment, transfer, delegation, mortgage or sublease of this Agreement without the prior written consent of the other Party shall be null, void and of no effect.

(d)	Entire Agreement. This Agreement constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties.

(e)	Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, a “writing” includes electronic, facsimile and postal communication.

(f)	Headings. All section, subsection and article headings and titles contained in this Agreement are for convenience only and shall not be construed to have any effect or meaning with regard to the construction of this Agreement.

(g)	Waiver. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any other or future default or defaults, whether of a like or different character.

(h)	Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction, or deemed unlawful as a result of a statutory change, shall not otherwise affect the validity of the remaining lawful obligations that arise under this Agreement.

(i)	Law and Venue. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law. The Parties hereby consent, agree and waive all objections that venue for any dispute hereunder shall be in a court of competent jurisdiction located in DALLAS COUNTY, TEXAS.

(j)	Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE SERVICES CONTEMPLATED IN THIS AGREEMENT.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement to be effective as of the Effective Date.

SERVICE RECIPIENT:		SERVICE PROVIDER:

VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company		BALLENGEE HOLDINGS, LLC, a Texas limited liability company

By:		By:
Name:	Pat Knapp	Name:	James H. Ballengee
Title:	EVP, General Counsel, & Secretary	Title:	Manager